Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-186685) and related prospectus of KBS Real Estate Investment Trust III, Inc. of our report dated February 4, 2014, with respect to the statement of revenues over certain operating expenses of 201 Spear Street for the year ended December 31, 2012, appearing in the Current Report on Form 8-K/A of KBS Real Estate Investment Trust III, Inc. and filed with the Securities and Exchange Commission on February 4, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement and related prospectus.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California

February 13, 2014